UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934
Date of Report (Date of earliest event reported): July 19, 2017 (July 14, 2017)

Vista Outdoor Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-36597	47-1016855
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification No.)

262 N University Drive Farmington, UT	84025
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (801) 447-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On July 10, 2017, the Board of Directors (the "Board") of Vista Outdoor Inc. (“Vista Outdoor” or the “Company”) announced that it has elected Michael Callahan, the Company’s then Lead Independent Director, to serve as interim Chairman and Chief Executive Officer effective July 11, 2017, replacing Mark W. DeYoung. On July 14, 2017, the independent members of the Board approved a compensatory arrangement with Mr. Callahan in connection with his appointment to the position of interim Chairman and Chief Executive Officer.
The compensation arrangement with Mr. Callahan, effective as of the date of his appointment on July 11, 2017, includes payment to Mr. Callahan of (1) an annualized base salary of $800,000; (2) an annual cash bonus to be paid at the end of his employment with the Company in an amount equal to the greater of (a) 100% of the base salary actually paid to Mr. Callahan for the time period he serves as the Interim Chairman and Chief Executive Officer or (b) $400,000, such annual cash bonus to be paid on or promptly following the date that a new Chief Executive Officer begins employment with the Company; and (3) an annual award of restricted stock units to be made pursuant to the Company’s 2014 Stock Incentive Plan following the annual meeting of stockholders, having a value equal to $110,000, which units shall vest on the first anniversary of the date of grant, subject to his continued service on the Board through the applicable vesting date.
The compensation described above will end and, provided that Mr. Callahan is then serving as a member of the Board, his compensation as an independent member of the Board will resume, including both cash and equity compensation in the amounts previously approved by the Board for independent members thereof before Mr. Callahan’s appointment to the role of Interim Chairman and Chief Executive Officer, effective on the date a new Chief Executive Officer begins employment with the Company. Because only non-employee directors receive compensation for service on the Board, Mr. Callahan will not receive director compensation during his service as Interim Chairman and Chief Executive Officer.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTA OUTDOOR INC.
By:	/s/ Scott D. Chaplin
Name: Scott D. Chaplin
Title: Senior Vice President, General Counsel and Secretary

Date: July 19, 2017